                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             JEFFERIES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 12, 1998

                            ------------------------

To the Shareholders of Jefferies Group, Inc.:

     The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at The Rihga Royal Hotel, 151 W. 54th Street, New York, New York 10019, on Tuesday, May 12, 1998, at 1:30 p.m., local time, to consider and act upon:

     1. Election of nine Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

     2. Approval of an amendment to the Certificate of Incorporation of the Company to increase to 100,000,000 the number of shares of the Company's common stock authorized for issuance.

     3. Any other business which may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 20, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such shareholders will be open to examination by any shareholder at the Annual Meeting and for a period of ten days prior to the meeting during ordinary business hours at the offices of the Company located at 650 Fifth Avenue, Fourth Floor, New York, New York 10019.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.

                                          For the Board of Directors,

                                          Jerry M. Gluck
                                          Secretary

March 30, 1998

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                                                                  March 30, 1998

                                PROXY STATEMENT

     The proxy of each shareholder of Jefferies Group, Inc. (the "Company") is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at The Rihga Royal Hotel, 151 W. 54th Street, New York, New York 10019, on Tuesday, May 12, 1998, at 1:30 p.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 20, 1998, are entitled to notice of and to vote at the meeting. The Company is first mailing this Notice of Annual Meeting, Proxy Statement and form of proxy to shareholders on or about April 3, 1998.

     The enclosed form of proxy is for use by the Board of Directors at the meeting and any adjournment thereof. Any shareholder who signs and returns the proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company, or (iii) attending the meeting and voting in person.

     In the absence of contrary direction, all shares represented by valid proxies received pursuant to this solicitation will be voted (i) for the election of the nine nominees for Director whose names are listed herein, (ii) for approval of an amendment to the Certificate of Incorporation of the Company to increase to 100,000,000 the number of shares of the Company's common stock, par value of $.01 per share (the "Common Stock"), authorized for issuance, and
(iii) as to other matters which may properly come before the meeting, in accordance with the best judgment of the proxy holders named in the accompanying proxy.

     Each nominee has consented to being a nominee and to serving as a Director if elected. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

     All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company's Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by Directors and Officers of the Company, who will not receive special compensation for such solicitation.

     The outstanding voting securities of the Company consisted of 20,783,495 shares of Common Stock, on March 20, 1998, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

     The number of outstanding shares of Common Stock at the record date and all other share information in this Proxy Statement have been restated to reflect the effect of the two-for-one stock split of all the outstanding shares of the Company's Common Stock, paid on December 15, 1997 (the "December 1997 Stock Split").

     The election of Directors will be determined by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting, while approval of the amendment to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of all outstanding shares, and approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item, and a broker "non-vote" on the amendment to the Certificate of Incorporation (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner), will operate to prevent approval of the item to the same extent as a vote against approval of such item; and a broker "non-vote" on any other item will have no effect on the vote on such item.

     The votes of all shareholders will be held in confidence from the Company, its Directors, Officers and employees except (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
(ii) in case of a contested proxy solicitation; (iii) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspector of election to certify the results of the vote. The Company has retained First Chicago Trust Company of New York, its transfer agent, as independent inspector of election to receive and tabulate the proxies, certify the results, and perform any other acts required by the Delaware General Corporation Law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each Director, (iii) each Executive Officer named in the Summary Compensation Table and (iv) all Directors and Executive Officers as a group. The information set forth below is as of February 27, 1998, as adjusted for the December 1997 Stock Split, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC") and furnished to the Company by such shareholders. The number of shares beneficially owned by each shareholder and the percentage of the outstanding Common Stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is the Company's principal business address unless otherwise indicated.

                                                                                PERCENTAGE OF
                                                           SHARES OF COMMON     COMMON STOCK
                                                          STOCK BENEFICIALLY    BENEFICIALLY
          NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED               OWNED
          ------------------------------------            ------------------    -------------
Jefferies Group, Inc. Employee Stock Ownership Plan.....      2,320,380(1)          11.2%
Frank E. Baxter.........................................      1,791,178(2)           8.6%
Tweedy, Browne Company L.P. and Affiliates..............      1,689,744(3)           8.2%
  52 Vanderbilt Ave., 8th Floor
  New York, New York 10017
The Guardian Life Insurance Company
  of America and Affiliates.............................      1,182,308(4)           5.7%
  201 Park Avenue South
  New York, New York 10003
Barry M. Taylor.........................................        610,231(5)           2.9%
Richard B. Handler......................................        507,394(6)           2.4%
Raymond L. Killian, Jr..................................        390,742(7)           1.9%
Clifford A. Siegel......................................        316,884(8)           1.5%
Michael L. Klowden......................................        303,726(9)           1.4%
Louis V. Bellucci, Sr...................................        212,148(10)          1.0%
Jonathan R. Cunningham..................................        112,401(11)            *
Richard G. Dooley.......................................         67,612(12)            *
Mark A. Wolfson.........................................         55,234(13)            *
Frank J. Macchiarola....................................         53,112(14)            *
Tracy G. Herrick........................................         50,724(15)            *
Sheldon B. Lubar........................................          9,268(16)            *
All Directors and Executive Officers....................      5,174,134(17)         23.6%

---------------

* The percentage of shares beneficially owned does not exceed one percent of the class.

 (1) The terms of the Jefferies Group, Inc. Employee Stock Ownership Plan (the "ESOP") provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. As of November 30, 1992, all shares were allocated to the accounts of ESOP participants. Those shares allocated to the accounts of Directors and Executive Officers are indicated on their respective entries in the table and are also included in the ESOP figure. The ESOP and the Trustee of the ESOP (Wells Fargo Bank) may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Frank
     E. Baxter, a Director of the Company, Alan D. Browning, an Executive Vice President of Jefferies & Company, Inc. ("Jefferies"), and Melvin W. Locke, Jr., Director of Human Resources of the Company, presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

 (2) Includes 72,000 shares subject to immediately exercisable options; 24,000 shares Mr. Baxter holds as custodian for his children's accounts; 48,821 shares allocated to Mr. Baxter's account under the Jefferies Group, Inc. Capital Accumulation Plan for Employees (the "CAP"); 34,892 shares held by the Trustee of the ESOP; and 297,347 shares held by the Trustee of the Jefferies Group, Inc. Profit Sharing Plan (the "PSP"). Participants in the CAP have no voting power and are subject to certain restrictions on disposition with respect to shares in their CAP accounts. Participants in the ESOP have sole voting power and no dispositive power over shares allocated to their ESOP accounts. Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. Mr. Baxter also owns 5,000 shares (less than 1% of the outstanding class) of the common stock of Investment Technology Group, Inc. ("ITGI"), a subsidiary which is 82% owned by the Company.

 (3) Tweedy, Browne Company L.P., a Delaware limited partnership ("TBC"), together with TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners L.P., a Delaware limited partnership ("Vanderbilt"), filed a combined statement on Schedule 13D dated and reporting beneficial ownership at February 6, 1997, and as of the date hereof, had not filed an amended Schedule 13D in 1998. The holdings for TBC and related entities are therefore based on the 1997 Schedule 13D, as adjusted for the December 1997 Stock Split. As adjusted, TBC reported beneficial ownership of 1,405,860 shares (6.8% of the outstanding class), with sole voting power over 1,211,000 shares and shared dispositive power over all 1,405,860 shares. TBK reported having sole voting and dispositive power over 226,040 shares. Vanderbilt reported having sole voting and dispositive power over 57,844 shares. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 1,689,744 shares (8.2% of the outstanding class). As of February 6, 1997, the three general partners in Vanderbilt (Christopher H. Browne, William H. Browne, and John D. Spears) were the three general partners of TBC and are also three of the four general partners of TBK (Thomas P. Knapp was also a general partner of TBK, but is not a general partner of TBC or Vanderbilt). The general partners in each of TBC, TBK, and Vanderbilt, as the case may be, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the shares held by TBC, TBK, and Vanderbilt, respectively.

 (4) The Guardian Life Insurance Company of America ("Guardian"), Guardian Investor Services Corporation ("GISC"), The Guardian Park Ave. Fund ("GPAF"), The Guardian Stock Fund, Inc. ("GSF"), The Guardian Park Avenue Small Cap Fund ("GPASCF"), The Guardian Small Cap Stock Fund, Inc. ("GSCSF"), The Guardian Life Insurance Company of America Master Pension Trust ("Guardian MPT"), and The Guardian Employees' Incentive Savings Plan ("GEISP") filed a group Schedule 13G dated February 11, 1998, reporting beneficial ownership at December 31, 1997. The members of the group reported having voting and dispositive power as follows: Guardian reported sole voting and dispositive power over 497,736 shares and shared voting and dispositive power over 132,172 shares; GISC reported shared voting and dispositive power over 552,400 shares; GPAF reported shared voting and dispositive power over 200,000 shares; GSF reported shared voting and dispositive power over 338,000 shares; GPASCF reported shared voting and dispositive power over 8,300 shares; GSCSF reported shared voting and dispositive power over 6,100 shares; Guardian MPT reported shared voting and dispositive power over 52,172 shares; and GEISP reported shared voting and dispositive power over 80,000 shares.

 (5) Includes 8,000 shares subject to immediately exercisable options; 20,000 shares held by Mr. Taylor's spouse in her individual capacity; 740 shares held by Mr. Taylor's spouse as trustee; 33,819 shares allocated to Mr. Taylor's CAP account; 25,599 shares held under the ESOP; and 843 shares held under the PSP.

 (6) Includes 55,463 shares allocated to Mr. Handler's CAP account, 10,535 shares held under the ESOP and 55,328 shares which Mr. Handler received in lieu of part of his 1997 bonus.

 (7) Includes 4,920 shares held by Mr. Killian's spouse; 34,409 shares allocated to Mr. Killian's CAP account; 34,892 shares held under the ESOP; and 30,148 shares held under the PSP. Mr. Killian also owns 204,898 shares (1.1% of the outstanding class) of ITGI common stock, including 182,933 shares subject to immediately exercisable options.

 (8) Includes 22,633 shares allocated to Mr. Siegel's CAP account; and 9,433 shares held under the ESOP.

 (9) Includes 254,000 shares subject to immediately exercisable options; 12,888 shares allocated to Mr. Klowden's CAP account; and 79 shares held under the ESOP. Mr. Klowden also owns 1,000 shares (less than 1% of the outstanding class) of ITGI common stock.

(10) Includes 45,440 shares allocated to Mr. Bellucci's CAP account; 34,892 shares held under the ESOP; and 843 shares held under the PSP.

(11) Includes 40,000 shares subject to immediately exercisable options; 26,785 shares allocated to Mr. Cunningham's CAP account; 25,848 shares held under the ESOP; and 525 shares held under the PSP.

(12) Includes 43,612 shares subject to immediately exercisable options. Mr. Dooley also beneficially owns 19,500 shares (less than 1% of the outstanding class) of ITGI common stock, 12,500 of which are subject to immediately exercisable options.

(13) Includes 19,308 shares subject to immediately exercisable options. Mr. Wolfson also owns 27,500 shares (less than 1% of the outstanding class) of ITGI common stock, 17,500 of which are subject to immediately exercisable options.

(14) Includes 21,612 shares subject to immediately exercisable options. Mr. Macchiarola also beneficially owns 6,100 shares (less than 1% of the outstanding class) of ITGI common stock.

(15) Includes 16,000 shares subject to immediately exercisable options.

(16) Includes 2,134 shares held by Mr. Lubar's spouse and 5,000 shares subject to immediately exercisable options.

(17) Includes 881,533 shares subject to options exercisable within sixty days of February 28, 1998 by all Directors and current Executive Officers as a group and 315,699 shares allocated to Executive Officers' CAP accounts. In addition, all Directors and current Executive Officers as a group beneficially own 747,319 shares of ITGI (3.9% of the outstanding class) of which 691,314 shares are subject to immediately exercisable options.

                             ELECTION OF DIRECTORS

     Under the Company's By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than five nor more than twelve Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at nine. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

     All of the nominees for election as a Director (except Mr. Handler) are present members of the Board of Directors. Messrs. Baxter, Dooley, Herrick, Killian, Klowden, Macchiarola and Wolfson were elected to their positions by a vote of shareholders at the 1997 Annual Meeting. Mr. Lubar was elected to his position by a vote of the Board of Directors on January 28, 1998.

                INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND
                               EXECUTIVE OFFICERS

NOMINEES

     The following information is submitted concerning the nominees for election as Directors:

     FRANK E. BAXTER, 61, a nominee, has been Chairman of the Board since September 26, 1990, Chief Executive Officer since March 19, 1987, and a Director of the Company and of Jefferies & Company, Inc. ("Jefferies") since 1975. Mr. Baxter has previously served as President of the Company and of Jefferies from January 1986 until December 1996, Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies, and Managing Director of the Company's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and was a Director of ITG Inc. ("ITG"), ITGI's wholly owned broker-dealer subsidiary, from January 1994 through January 1997. Mr. Baxter has also been a member of the Board of Governors of the National Association of Securities Dealers, Inc. since January 1998, and a member of the Board of Directors of the Securities Industry Association since November 1995.

     RICHARD G. DOOLEY, 68, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has also been a director of Advest Group, Inc. since 1983, HSB Group, Inc. since 1984, Kimco Realty Corporation since 1990, ITGI since 1996 and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     RICHARD B. HANDLER, 36, a nominee, has been an Executive Vice President of Jefferies since April 1990 and a Director of Jefferies since May 1993. Mr. Handler is the Manager of the Taxable Fixed Income Division of Jefferies.

     TRACY G. HERRICK, 64, a nominee, has been a Director of the Company since 1983 and of Jefferies since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, and a Director of Anderson Capital Management, a registered investment adviser, and of The Committee for Monetary Research and Education.

     RAYMOND L. KILLIAN, JR., 60, a nominee, has been a Director of the Company since January 1997. Mr. Killian has been the Chairman of the Board of ITGI and of ITG since January 1997, has been a member of the Board of ITGI since March 1994, and served as the President and Chief Executive Officer of ITGI from March 1994 until January 1997. Mr. Killian directed the activities of ITG since 1987, has been on ITG's Board since 1992, and was President and Chief Executive Officer of ITG from 1992 until January 1997. Mr. Killian was a Director of the Company from 1985 to 1992, an Executive Vice President of the Company from 1985 to 1995, a Director and an Executive Vice President of Jefferies from 1985 to 1991, and served as National Sales Manager of Jefferies from 1985 to 1990.

     MICHAEL L. KLOWDEN, 52, a nominee, has been a Director of the Company since May 1987 and the President and Chief Operating Officer of the Company and of Jefferies since December 1996. From May 1995 until December 1996, he was Vice Chairman of the Company and of Jefferies. Mr. Klowden has been a Director of Jefferies since May 1995, and has been a trustee of the University of Chicago since 1986. From 1978 until May 1995, Mr. Klowden was a senior partner of Morgan, Lewis & Bockius LLP. Mr. Klowden has been a Director of ITGI since January 1997.

     SHELDON B. LUBAR, 68, a nominee, has been Chairman of the Board of Lubar & Co. Incorporated, an investment banking firm, since 1977. From 1986 to the present, he has also been Chairman of the Board of Christiana Companies, Inc., a New York Stock Exchange listed company that supplies refrigerated warehousing and logistics. Mr. Lubar has also been a Director of EVI, Inc. since 1995, Ameritech Corporation since 1993, MGIC Investment Corporation since 1991, Firstar Corporation since 1986 and of Massachusetts Mutual Life Insurance Co. since 1977.

     FRANK J. MACCHIAROLA, 57, a nominee, has been a Director of the Company since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Newman, Tannenbaum, Halpern, Syracuse & Hirschtritt LLP. Previously. Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987 and prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991, and a Director of Johns Manville Corporation since 1996. Mr. Macchiarola is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     MARK A. WOLFSON, 45, a nominee, has been a Director of the Company since July 1991. Mr. Wolfson has been a principal of Arbor Investors, LLC, a private investment company, since 1995, President of MW General, Inc., since 1994, and a Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He is also a Professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993, and has taught at the University of Chicago and Harvard University. Mr. Wolfson has been a Director of ITGI since June 1994, a Director of Oreck Corporation since 1996, a Director of Oreck Manufacturing Corp. and Integrated Orthopedics, Inc. since 1997, a Director of DaVinci I Corp. since 1998, and a member of the Board of Advisors of FEP Capital Holdings, L.P., since 1995. Mr. Wolfson is a member of the Company's Audit and Compensation Committees.

OTHER EXECUTIVE OFFICERS

     The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter and Klowden, for whom information is provided above, the following sets forth information as to the Executive Officers:

     ROBERT T. COLGAN, 37, has been an Executive Vice President and Director of Jefferies since May 1993 and the Director of Equity Division Capital Markets since August 1997.

     JONATHAN R. CUNNINGHAM, 35, has been an Executive Vice President of Jefferies since 1994, a Director of Jefferies since 1993, and Manager of the U.S. Convertible Securities Department of Jefferies since January 1997. Mr. Cunningham was a Senior Vice President of Jefferies from 1991 to 1993 and was the Assistant National Sales Manager of the Convertible Securities Department from 1994 through 1996.

     DAVID F. EISNER, 40, has been an Executive Vice President of the Company and Executive Vice President and a Director of Jefferies since August 1992. Between April 1992 and August 1992, Mr. Eisner was Chairman of Madison Capital Advisors, Inc., a consulting and financial advisor firm, and from January 1991 to March 1992 was Senior Vice President of Providence Capital, Inc., a securities broker-dealer. From March 1988 to December 1990, Mr. Eisner was a Vice President of Jefferies, a Director of ITGI from March 1994 to January 1997, and a Director of ITG from January 1994 to January 1997.

     JERRY M. GLUCK, 50, has been Secretary and General Counsel of the Company and Jefferies since May 1985 and a Director of Jefferies since November 1984. From March 1994 until September 1995, Mr. Gluck was the Secretary of ITGI.

     SCOTT P. MASON, 50, has been the President and Chief Executive Officer of ITGI since January 1997, a Director of ITGI since March 1994 and a Director of ITG since 1992. Mr. Mason was previously the Edmund Cogswell Converse Professor of Finance and Banking and the Chairman of the Finance Area at the Harvard University Graduate School of Business Administration, where he was a professor from 1978 through 1996. Mr. Mason was a consultant to ITGI from 1987 through 1996.

     CLARENCE T. SCHMITZ, 49, has been an Executive Vice President and the Chief Financial Officer of the Company and an Executive Vice President and a Director of Jefferies since February 1995. Prior to 1990,

Mr. Schmitz founded and chaired KPMG Peat Marwick's ("KPMG") International Mergers and Acquisitions Group. From 1990 until May 1993, Mr. Schmitz was the Managing Partner of KPMG's Los Angeles Business Unit and a member of KPMG's Board of Directors. From June 1993 until January 1995, Mr. Schmitz was the National Managing Partner for KPMG's Manufacturing, Retailing and Distribution line of business, and was a member of KPMG's Management Committee. Mr. Schmitz is also a Director of the Los Angeles Area Chamber of Commerce.

     JOHN C. SHAW, JR., 51, has been a Director of Jefferies since 1983, National Sales Manager of Jefferies since August 1997, and an Executive Vice President of Jefferies since 1993. Previously, Mr. Shaw was the Assistant National Sales Manager of Jefferies from May 1994 until August 1997, and Regional Sales Manager of Jefferies from May 1993 until May 1994.

     CLIFFORD A. SIEGEL, 40, has been an Executive Vice President of Jefferies since May 1992, a Director of Jefferies since May 1991, and Managing Director of Jefferies International Limited, the Company's wholly owned U.K. subsidiary, since February 1995. From June 1990 until May 1992, Mr. Siegel was a Senior Vice President of Jefferies.

     MAXINE SYRJAMAKI, 53, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986 and Chief Financial Officer of Jefferies since September 1984.

     BARRY M. TAYLOR, 57, has been an Executive Vice President of the Company since 1983 and is currently a Director of Jefferies who is not a nominee. Mr. Taylor was a Director of the Company from 1983 and will be until the Company's Annual Meeting on May 12, 1998. Prior to becoming Executive Vice President, Mr. Taylor was a sales executive of Jefferies since 1974 and was Los Angeles Branch Manager from February 1983 through June 1984.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors of the Company held six meetings during 1997. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and Committees thereof of which such Director was a member.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have an Executive Committee or a Nominating Committee.

     The current Audit Committee members are Frank J. Macchiarola, Chairman, Richard G. Dooley, Sheldon B. Lubar and Mark A. Wolfson. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Committee also reviews the professional services provided by the independent auditors and makes recommendations to the Board as to the auditors' engagement or discharge. During 1997, there were five meetings of the Audit Committee.

     The current Compensation Committee members are Richard G. Dooley, Chairman, Sheldon B. Lubar, Frank J. Macchiarola and Mark A. Wolfson. The Compensation Committee develops and implements compensation policies, plans and programs for the Company's Executive Officers. During 1997, there were seven meetings of the Compensation Committee.

                             DIRECTOR COMPENSATION

     Each non-employee Director (Messrs. Dooley, Herrick, Lubar, Macchiarola, and Wolfson) receives an annual retainer of $20,000, paid quarterly, $1,000 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, the Chairmen of the Audit and Compensation Committees are paid an annual fee of $3,000, and Directors receive $750 for each Committee meeting attended.

     Under the Non-Employee Directors' Deferred Compensation Plan, each non-employee Director may elect to receive annual retainer and Chairman's fees in the form of stock options and/or to defer receipt of any

Director fees in a deferred cash account or as deferred shares. If a Director elects to be paid fees in the form of options, the number of options granted is that number having an aggregate value, determined under the modified "Black-Scholes" option valuation model, equal to the amount of such fees. Such options have a term of ten years, and an exercise price per share equal to 100% of the fair market value of a share at the date of grant. If fees are deferred in cash, interest is credited at the prime rate. If fees are deferred in the form of deferred shares, the Company credits the Director's deferral account with a number of deferred shares equal to the number of shares having an aggregate fair market value at the date the fees otherwise would be payable equal to the amount of fees deferred. Dividend equivalents are credited on such deferred shares, which amounts are deemed to be reinvested in additional deferred shares. Deferrals are settled at such time as may have been elected by the Director in a deferral election form.

     In addition, under the Non-Employee Directors' Stock Option Plan, each non-employee Director is automatically granted, each year, an option to purchase 2,000 shares of the Company's Common Stock after each annual shareholder's meeting at which he is elected a Director. Such options have a term of five years, and an exercise price per share equal to 100% of the fair market value of a share at the date of grant. A newly elected Director is also automatically granted an option to purchase 5,000 shares under the plan. Options under the plan have an exercise price equal to 100% of the fair market value of a share at the date of grant, become exercisable three months after the date of grant, and expire at the earliest of five years after the date of grant, 12 months after the optionee ceases to serve as a Director due to death, disability or retirement or sixty days after the optionee ceases to serve as a Director for any other reason.

     Directors who are also employees of the Company are not paid Directors' fees and are not granted options for serving as Directors.

     During fiscal year 1997, Tracy G. Herrick, a Director of the Company, provided the Company with certain financial and other consulting services. Mr. Herrick was paid $126,000 for his services.

     Each Director may participate in the Company's Charitable Gifts Matching Program pursuant to which the Company will match 50% of charitable contributions made by a Director, up to a maximum dollar amount of $1,500 per person per year.

     The children of Directors may also participate (along with the children of all employees of the Company) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996, and 1995, of those persons who were, during 1997, the Chief Executive Officer, the other four most highly compensated Executive Officers of the Company specified by SEC rules, and the President and Chief Operating Officer of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                         ------------------------------------
                                           ANNUAL COMPENSATION(1)                 AWARDS             PAYOUTS
                                      --------------------------------   ------------------------   ---------
                               (B)      (C)        (D)                      (F)           (G)          (H)          (I)
             (A)                                                (E)                    SECURITIES
                                                               OTHER                     UNDER-
                                                              ANNUAL     RESTRICTED      LYING                   ALL OTHER
     NAME AND PRINCIPAL                                       COMPEN-      STOCK        OPTIONS/      LTIP        COMPEN-
          POSITION             YEAR   SALARY      BONUS      SATION(2)    AWARD(S)        SARS       PAYOUTS     SATION(3)
     ------------------        ----   -------   ----------   ---------   ----------    ----------   ---------    ---------
Frank E. Baxter                1997   400,000      818,918    16,228     2,088,082(4)    72,000     2,628,322(5)  90,940
  Chairman and Chief           1996   400,000      601,240    12,289       150,000(6)               1,465,857     77,504
  Executive Officer            1995   400,000      403,380    14,043                                1,200,926     51,985

Richard B. Handler             1997   500,000   17,105,403    14,971                                              82,826
  Executive Vice               1996   500,000    7,897,172    14,005                                              84,561
  President and Manager        1995   500,000    5,644,482    14,078                                              55,347
  of the Taxable Fixed
  Income Division of
  Jefferies

Louis V. Bellucci, Sr.         1997   300,000    2,442,000    15,693                                              82,557
  Executive Vice President
  and                          1996   300,000    2,172,000    12,431                                              70,289
  Chairman of the Equity       1995   300,000    1,612,000    14,017                                              46,870
  Division of Jefferies

Jonathan R. Cunningham(7)      1997        --    2,277,088    14,403                                              68,558
  Executive Vice President
  and Director of the U.S.
  Convertible Securities
  Department of Jefferies

Clifford A. Siegel             1997        --    2,210,727     8,618       157,150(8)                             47,132
  Executive Vice               1996        --    1,247,000    10,164                                              52,420
  President of Jefferies       1995        --    1,295,000    10,456                                              28,537
  and Chief Executive and
  Jefferies Intl. Ltd., the
  Company's wholly owned
  subsidiary

Michael L. Klowden             1997   300,000    1,050,750    13,405       650,250(9)    40,000                   54,239
  President and Chief          1996   275,000      825,000    11,394       275,000(10)  126,000                   33,759
  Operating Officer            1995   171,875      494,792     7,479                     84,000                   12,035

---------------

(1) The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred at the election of those Named Executive Officers.

(2) Each Named Executive Officer participating in the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees (the "CAP") was credited with units representing shares of the Company's Common Stock ("CSUs") at a price equal to eighty-five percent (85%) of the Company's average cost per share of the shares available for distribution in the CAP. The Company's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the CAP and held as treasury shares pending distribution upon settlement of CSUs. During each calendar quarter, each CAP participant defers receipt of compensation, part of which is credited to his or her cash account. At the end of the quarter, the cash account is debited by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1997, the amount of the 15% discount on the CSUs with respect to each Named Executive Officer was as follows: Mr. Baxter: $16,228; Mr. Handler: $14,971; Mr. Bellucci:

    $15,693; Mr. Cunningham: $14,403; Mr. Siegel: $7,614; and Mr. Klowden:
    $13,405. In addition, Mr. Siegel received options under the Company's United Kingdom Capital Accumulation Plan for Key Employees (the "U.K. CAP") to purchase the Company's Common Stock with an exercise price equal to 17% of the average cost per share of shares repurchased specifically for purposes of the U.K. CAP. During each calendar quarter, Mr. Siegel deferred receipt of compensation, part of which was credited to a cash account. At the end of the quarter, Mr. Siegel's cash deferral account was debited by an amount equal to (a) the number of shares over which options are granted, multiplied by (b) 85% of the average cost per share less the exercise price of the option. The debit to the cash account and the exercise price of the option together effectively result in a 15% discount to Mr. Siegel. Consistent with the disclosure of the comparable discount under the CAP, the aggregate amount of the discount is included in column (e), and the options granted are not reflected in column (g). In 1997, Mr. Siegel was granted options to purchase an aggregate of 2,107 shares under the U.K. CAP, representing a discount of $1,004.

(3) The total amounts for 1997 shown in the "All Other Compensation" column include the following:

     (a) The Company's matching contributions under the Company's Section 401(k) plan. During the plan year ended November 30, 1997, each Named Executive Officer received $11,020 as the Company's matching contributions.

     (b) Forfeitures under the Company's Employee Stock Ownership Plan ("ESOP"). During the plan year ended November 30, 1997, each Named Executive Officer's account was credited with 11.845 shares at an original cost of $10.875 per share, for a total of $129 each, as a result of such forfeitures.

     (c) The Company's matching contributions to the Company's Employee Stock Purchase Plan ("ESPP"). During the year ended December 31, 1997, the Named Executive Officers received the following total matching contributions: Mr. Baxter: $3,600; Mr. Cunningham: $3,367; Mr. Klowden:
         $12,600. Messrs. Handler, Siegel and Bellucci did not receive matching contributions in fiscal 1997.

     (d) Contributions of $6,864 and forfeiture allocations of $828 for each of the Named Executive Officers under the Company's Profit Sharing Plan.

     (e) Dividend equivalents and interest payments to the cash accounts of the Named Executive Officers under the CAP paid at a rate equal to the average percentage rate Jefferies paid on its margin accounts carrying credit balances, as follows: Mr. Baxter: $7,135; Mr. Handler: $7,692; Mr. Bellucci: $6,496; Mr. Cunningham: $4,401; Mr. Siegel: $3,074; and Mr. Klowden: $1,908.

     (f) An amount of "deemed interest" credited to each participant's CAP account and to Mr. Siegel's account under the U.K. CAP for 1997. The CAP and U.K. CAP participants defer a portion of their cash compensation to Profit-Based Deferred Compensation Accounts. The amount of "deemed interest" is determined by multiplying (i) the daily weighted average amount in the CAP and U.K. CAP participant's Profit-Based Deferred Compensation Account by (ii) an interest rate equal to 100% , in the case of the CAP, or 85%, in the case of the U.K. CAP, of the fully-diluted earnings per share (if any) of Common Stock for that fiscal year divided by the fair market value of a share at the end of the preceding year. In 1997, the Named Executive Officers received the following amounts of such "deemed interest" under the CAP:
         Mr. Baxter: $61,364; Mr. Handler: $56,293; Mr. Bellucci: $57,220; Mr.
         Cunningham: $41,948; Mr. Siegel: $25,217; and Mr. Klowden: $20,890. Mr. Siegel also received an additional $20,154 of "deemed interest" under the U.K. CAP.

 (4) Deferred compensation in prior years was considered Long-Term Compensation and reported as "phantom shares" in a "Long-Term Incentive Plan Awards Table" in the year awarded, and as "LTIP Payouts" in the year it became payable. As a result of amendments to Mr. Baxter's Incentive Compensation Plan under the Company's Pay-for-Performance Plan, compensation earned in 1997 is being reported as a grant of Restricted Stock in this Proxy Statement. However, compensation previously reported as grants of long-term compensation in 1995 and 1996 continues to be treated as such; the settlement of phantom shares which constitute such long-term incentive compensation and as to which the risk of forfeiture lapsed in 1997 is reported in the "LTIP Payouts" column for 1997. Under Mr. Baxter's Incentive Compensation Plan for 1997, two-thirds of Mr. Baxter's annual bonus is deferred, one-half of which will become payable on each of December 31, 1998 and December 31, 1999

     (the "deferred incentive compensation"). The amount of deferred incentive compensation will be calculated by dividing that portion of the 1997 incentive compensation which has been deferred ($1,638,082) by the closing price of the Company's Common Stock on December 31, 1997 ($40.9375), and designating the result (40,014) as "phantom shares" of the Company's Common Stock. The amount of the deferred payment actually made to Mr. Baxter will be determined at the time it is to be paid, generally by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's fiscal year and (2) the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral. Includes 12,721 shares of restricted stock granted to Mr. Baxter at a price of $35.375 as compensation for 1997 in the amount of $450,000, all of which will vest on January 28, 1999.

 (5) Pursuant to Mr. Baxter's Incentive Compensation Plan, a portion of Mr. Baxter's 1996 incentive compensation ($1,202,480) was converted into 59,566 "phantom shares" based on the closing price of the Company's Common Stock on December 31, 1996 ($20.1875) (the number of shares and closing price as adjusted to reflect the December 1997 Stock Split). 29,783 phantom shares became payable on December 31, 1997, at a closing price of $40.9375, for a long-term compensation payout of $1,219,242. A portion of Mr. Baxter's 1995 incentive compensation ($806,759) was converted into 68,296 "phantom shares" based on the closing price of the Company's Common Stock on December 31, 1995 ($11.8125) (the number of shares and closing price as adjusted to reflect both the Company's March 1996 and December 1997 stock splits). 34,148 of the 1995 phantom shares became payable on December 31, 1997, at a closing price of $40.9375, for a long-term compensation payout of $1,397,934. Includes a payment of $11,033 in dividend equivalents attributed to such phantom shares.

 (6) Includes 4,580 shares of restricted stock granted to Mr. Baxter on March 27, 1996 (adjusted to reflect the December 1997 Stock Split), which will vest on the second anniversary of the date of grant. The total number of phantom shares and shares of restricted stock held by Mr. Baxter on December 31, 1997 (excluding phantom shares settled on that date) was 74,377, with an aggregate value of $3,044,808.

 (7) Mr. Cunningham became an executive officer of the Company in 1997 and was not an executive officer in 1996 or 1995.

 (8) A total of 4,000 shares of restricted stock were granted to Mr. Siegel on January 28, 1998 in partial payment for the termination of a long-term special bonus arrangement. The shares were treated as if purchased at a price of $27.50 per share, had a market value of $39.25 per share on the date of grant, and will vest on the third anniversary of the date of grant.

 (9) Under Mr. Klowden's Incentive Compensation Plan, adopted pursuant to the Company's Pay-for-Performance Plan, one-fourth of Mr. Klowden's annual bonus is deferred and will become payable on December 31, 1998 (the "deferred incentive compensation"). The portion of the 1997 incentive compensation which has been deferred ($350,250) was converted into 8,556 "phantom shares" based on the closing price of the Company's Common Stock on December 31, 1997 ($40.9375). The amount of the deferred payment actually made to Mr. Klowden will be determined at the time it is to be paid, generally by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's fiscal year and (2) the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral. Also includes 8,481 shares of restricted stock granted to Mr. Klowden at a price of $35.375 per share for an aggregate of $300,000 as compensation for 1997, which will vest on January 28, 1999.

(10) Pursuant to his Incentive Compensation Plan, a portion of Mr. Klowden's 1996 incentive compensation ($275,000) was converted into 13,622 "phantom shares" based on the closing price of the Company's Common Stock on December 31, 1996 ($20.1875) (the number of shares and closing price as adjusted to reflect the December 1997 Stock Split). All 13,622 shares became payable on December 31, 1997. The total number of phantom shares and shares of restricted stock held by Mr. Klowden on

     December 31, 1997 (excluding phantom shares settled on that date) was 8,556, with an aggregate value of $350,250.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL
                                                                                                REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                                FOR OPTION TERM
                           --------------------------------------------------------------  -----------------------------
           (A)                                             (D)        (E)         (F)        (G)       (H)        (I)
                               (B)            (C)                    MARKET
                            NUMBER OF      % OF TOTAL                PRICE
                            SECURITIES    OPTIONS/SARS   EXERCISE      ON
                            UNDERLYING     GRANTED TO    OR BASE    DATE OF
                           OPTIONS/SARS   EMPLOYEES IN    PRICE      GRANT     EXPIRATION
          NAME              GRANTED(#)    FISCAL YEAR     ($/SH)      ($)         DATE       0%         5%        10%
          ----             ------------   ------------   --------   --------   ----------  -------   --------   --------
Frank E. Baxter(1).......     72,000         20.97%       $22.50     $22.50    3/17/2002        --   $447,576   $989,026
Richard B. Handler.......         --             --           --         --           --        --         --         --
Louis V. Bellucci, Sr....         --             --           --         --           --        --         --         --
Jonathan R. Cunningham...         --             --           --         --           --        --         --         --
Clifford A. Siegel(2)....      1,004          0.29%       $ 3.36     $20.31    4/15/2001   $17,022   $ 21,417   $ 26,487
                                 534          0.16%       $ 4.50     $27.31    4/15/2001   $12,180   $ 15,109   $ 18,446
                                 372          0.11%       $ 5.22     $35.75    4/15/2001   $11,356   $ 13,832   $ 16,622
                                 181          0.05%       $ 5.93     $40.94    4/15/2001   $ 6,337   $  7,610   $  9,028
Michael L. Klowden(1)....     20,000          5.83%       $20.19     $20.19     2/9/2007        --   $253,916   $643,474
                              40,000         11.65%       $22.50     $22.50    3/17/2002        --   $248,653   $549,459

---------------

(1) The options are non-qualified options which expire at the earlier of the date indicated in the table or 60 days after termination of the executive's employment for any reason. The options are immediately exercisable. The exercise price may be paid in cash, by surrender of previously acquired shares, or in any other manner permitted by the Compensation Committee, and the executive may elect to pay applicable withholding taxes in cash, by having option shares withheld by the Company, or by surrendering previously acquired shares to the Company.

(2) Represents options to purchase shares of Common Stock acquired under the U.K. CAP. The operation of the U.K. CAP is briefly described in Footnote 2 to the Summary Compensation Table. Each stock option has an exercise price equal to 17% of the average cost per share of shares repurchased for purposes of granting options under the U.K. CAP. Each option was acquired at Mr. Siegel's election in lieu of an amount of compensation deferred equal to four times the exercise price. Generally, the options will become exercisable on February 15, 2001, and expire on April 15, 2001, subject to accelerated exercisability and expiration upon certain terminations of employment or in certain other circumstances as determined by the Compensation Committee. The exercise price of the options may be paid in cash, by surrender of previously acquired shares, by application of other cash balances, or in any other manner permitted by the Compensation Committee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

            (A)                   (B)         (C)               (D)                        (E)
                                                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY
                                SHARES       VALUE     OPTIONS/SARS AT FY-END          OPTIONS/SARS
                              ACQUIRED ON   REALIZED    (#)EXERCISABLE (E)/     AT FY-END ($) EXERCISABLE/
            NAME              EXERCISE(#)     ($)        UNEXERCISABLE (U)           UNEXERCISABLE(1)
            ----              -----------   --------   ----------------------   --------------------------
Frank E. Baxter.............      --          --               72,000(E)                $1,327,500
Richard B. Handler..........      --          --                   --                           --
Louis V. Bellucci, Sr.......      --          --               60,000(E)                $2,201,250
Jonathan R. Cunningham......      --          --               40,000(E)                $1,244,980
Clifford A. Siegel..........      --          --               60,000(E)                $2,201,250
                                                                8,386(U)                $  310,140
Michael L. Klowden..........      --          --              218,664(E)                $4,756,264
                                                               35,336(U)                $  925,362

---------------

(1) At December 31, 1997, the closing price of the Company's Common Stock was $40.9375, which was the price used to determine the year-end values in Column (e).

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 18 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, the members of which in 1997 were Messrs. Dooley, Macchiarola, and Wolfson, has furnished the following report on executive compensation:

To: The Board of Directors and Shareholders of Jefferies Group, Inc.

     Under the supervision of the three members of the Compensation Committee (the "Committee"), each of whom is a non-employee Director, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value. The Committee has established compensation policies, plans and programs for the Company's Executive Officers which are designed to provide competitive levels of compensation, reward productivity and profitability, and encourage long-term service to the Company.

     The Committee also administers the Company's stock-based incentive plan, the 1993 Stock Ownership and Long-Term Incentive Plan (the "1993 Plan"). The Committee believes that stock ownership by Executive Officers and stock-based performance compensation arrangements can be beneficial in aligning the interests of Executive Officers with the interests of shareholders, and therefore the Committee has used stock option grants and other stock-related awards and arrangements to provide incentive compensation.

     In implementing compensation policies, plans, and programs for 1997, the Committee considered the effects of Section 162(m) of the Internal Revenue Code.
Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year. Under
Section 162(m), compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. The Committee intends to seek to preserve the tax deductibility of compensation to Executive Officers to the greatest extent possible without substantially impairing the operation and effectiveness of the Company's compensation policies, plans, and programs. To this end, the Committee established and the Board of Directors adopted the Jefferies Group, Inc. Pay-For-Performance Incentive Plan in order that compensation thereunder will qualify as "performance-based compensation," which plan was approved by the shareholders at the 1994 Annual Meeting. The Committee also intends to grant options under the 1993 Plan with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant (except for options granted under the United Kingdom Capital Accumulation Plan for Key Employees (the "U.K. CAP"), discussed below), and the Committee has been advised that such options should qualify as "performance-based compensation." The Committee believes that no compensation otherwise deductible for 1997 was subject to the Section 162(m) deductibility limit.

COMPENSATION PAID TO EXECUTIVE OFFICERS IN 1997 (OTHER THAN THE CHIEF EXECUTIVE OFFICER)

     Annual compensation paid to Executive Officers in 1997, including the Named Executive Officers of the Company reflected in the foregoing tables, generally consisted of a base salary and/or draw and an annual bonus which was determined
(i) in part by reference to net earnings of the Company, excluding earnings attributable to Investment Technology Group, Inc. ("ITGI"), (ii), in the case of certain Executive Officers with Company-wide responsibilities, in part by reference to earnings attributable to ITGI, and (iii), in the case of Executive Officers with responsibility for revenue-producing departments or divisions, in part by reference to departmental or divisional profitability, and, in some cases, revenues. In addition, in the case of certain Executive Officers with predominantly administrative functions, in determining the amount of annual bonus payable, the Committee considered individual initiative and performance. The weighting assigned to earnings attributable to ITGI, where applicable in determining any bonus, was substantially lower than the weighting assigned to Company earnings from other sources, in light of the fact that the Executive Officers' commitment of time is generally lower with respect to ITGI as compared to other Company business activities.

     The amount of each Executive Officer's base salary or draw is intended by the Committee to provide a level of income that is predictable, so that such Executive Officer will be able to meet living expenses and financial commitments. Certain Executive Officers receive draws which are forfeitable. Although the Committee considers competitive practices in this regard, its determination of the level of base salary or draw generally is a subjective one. The general policies with respect to linking annual bonuses for Executive Officers to Company-wide, subsidiary, departmental and divisional operating results are governed by the Pay-For-Performance Incentive Plan. In accordance with that Plan, the Committee determined formulas for payment of an annual bonus to each such Executive Officer in early 1997 with a view to providing overall compensation which would provide him with a competitive compensation package and align the interests of the Executive Officers with those of the Company's shareholders. The Committee also received significant input from the Chief Executive Officer in determining the formulas for such Executive Officers' compensation. In the case of Executive Officers with responsibility for revenue-producing departments or divisions, the Committee assessed the contribution such department or division could make to the Company's overall financial performance and sought to provide a substantial incentive to the Executive Officer to maximize such contribution. In determining amounts of bonus potentially payable under the Pay-For-Performance Incentive Plan, although the Committee considered competitive practices, its determinations for individuals were generally subjective. In addition, the Committee granted an award of restricted stock of the Company to Mr. Klowden in January 1998, under the 1993 Plan, as a discretionary bonus in recognition of the Company's unusually strong 1997 performance and his contributions to such performance.

     The Committee granted equity-based awards, primarily in the form of option grants, to certain Executive Officers as a form of long-term compensation. In so doing, the Committee sought to provide an additional element of long-term compensation based on the Committee's review of general trends regarding compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for each Executive Officer granted such an award. Long-term equity-based awards serve both to align the interests of Executive Officers with those of shareholders and to promote retention and long-term service to the Company. In addition, the Committee from time to time may grant options in lieu of bonus otherwise payable in cash with the concurrence of the Executive Officer.

     Finally, the Company's Capital Accumulation Plan for Key Employees (the "CAP"), which was adopted by the Board of Directors and approved by shareholders during 1993, is designed to allow Executive Officers to defer receipt of (and thus defer taxation on) a portion of their income. Under the CAP, part of such deferred amounts are deemed invested in Common Stock of the Company at a 15% discount from the average cost of shares repurchased by the Company for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the fully diluted earnings per share (if any) of Common Stock for a given year divided by the fair market value of a share at the end of the Company's preceding fiscal year. However, during the first three years of deferral, if the Company's earnings per share are negative, the CAP participant will not receive interest, but will instead be charged by an amount equal to the fully diluted loss per share for the given year divided by the fair market value of a share at the end of the preceding fiscal year. In the Committee's view, the CAP's method of valuing deferred compensation adds an additional incentive for participants therein to maximize the value of the Company's Common Stock and the Company's profitability. The UK CAP has been established to provide benefits similar to the CAP to Executive Officers who receive compensation in the United Kingdom through the grant of options which are designed to duplicate benefits under the CAP while conforming to certain United Kingdom tax and other laws.

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER IN 1997

     As members of the Compensation Committee, it is our responsibility to evaluate the performance and establish the compensation level of the Company's CEO, Mr. Frank E. Baxter.

     During calendar year 1997, the Committee retained the services of KPMG Peat Marwick LLP to assist it in connection with the compensation of the Chief Executive Officer of the Company.

     Mr. Baxter's compensation package for 1997 was intended to motivate and reward Mr. Baxter for achieving profit levels that were in the best interests of the Company's shareholders and to encourage him to remain with the Company to continue to serve those interests. In setting Mr. Baxter's compensation for 1997, the Committee intended that Mr. Baxter's compensation would be competitive with that of CEOs of other companies of comparable size in the securities industry, but that a large percentage of his target compensation would be based upon objective performance criteria, specifically, the profitability of the Company.

     For the year 1997, Mr. Baxter's compensation consisted of a base salary of $400,000 (which was approximately 20% of Mr. Baxter's total target annual compensation for 1997), and an incentive award determined pursuant to an Incentive Compensation Plan (the "ICP") which is implemented under and subject to the terms of the Pay-for-Performance Incentive Plan and sets forth the general terms of Mr. Baxter's annual incentive award. Mr. Baxter's base salary was set at a level deemed most appropriate by the Committee when taking into consideration the Committee's desire to provide Mr. Baxter some certainty in the level of his compensation through this non-performance based element of compensation. In making this subjective determination, the Committee recognized that by providing a non-performance based element to the CEO's compensation, some trade-off exists between a desire to avoid exposing the CEO to excessive amounts of risk and the desire to align the interests of the CEO as closely as possible with those of the shareholders.

     During the first quarter of 1997, the Committee also established the terms of Mr. Baxter's incentive award under the ICP. The ICP authorizes the Committee to set a rate, stated as a percentage of after-tax profits, at which Mr. Baxter's target compensation would be (a) increased, if the Company's net profits exceeded the target profit level or (b) reduced (but not below the amount of his base salary) if the Company's net profits did not equal or exceed the target profit level. For 1997, the Committee determined that Mr. Baxter's compensation would be based, in part, upon a weighted allocation of the earnings of ITGI and of the remainder of the Company. The Committee established the following rates, stated as a percentage of after-tax profits at which Mr. Baxter's bonus would be reduced or increased from the target bonus level if after-tax profits were lower or higher than the target level of each company's profits: Jefferies Group, Inc. (other than the Company's equity interest in ITGI's earnings) -- 5%; the Company's equity interest in ITGI's earnings -- 1.75%.

     The Committee determined that Mr. Baxter's 1997 target base salary and bonus should be $1,956,000. In setting this target, the Committee considered 1996 compensation for chief executive officers at securities industry companies, as well as subjective factors, including the fact that Mr. Baxter's leadership had enabled the Company to greatly improve its financial performance and enhance shareholder value in preceding years.

     The 1997 target level for Company profits was set at $33,000,000. This was arrived at by multiplying a target after-tax rate of return on equity for shareholders of 15% by the estimated average stockholders' equity of the Company for fiscal 1997 (as adjusted to reflect possible dilution resulting from the exercise of stock options), which average was estimated to be approximately $220 million.

     The Company exceeded the target level of after-tax profits set by the Committee for 1997. No adjustments were made with respect to the actual compensation payable to Mr. Baxter for 1997 performance under the ICP (two-thirds of which is deferred under the ICP). In addition, the Committee awarded Mr. Baxter 12,721 shares of restricted stock of the Company in January 1998 under the 1993 Plan, with a market value of $450,000 on the date of grant, as a discretionary bonus for 1997, in recognition of the Company's unusually strong performance in 1997 and his contributions to such performance.

     Mr. Baxter has not yet been paid the entire amount of his 1997 incentive award. In addition to Mr. Baxter's base salary of $400,000, Mr. Baxter was paid one-third of his annual incentive compensation for 1997, which was determined in accordance with the factors discussed above. Half of the remaining two-thirds of Mr. Baxter's annual incentive compensation for 1997 is potentially payable at the end of each of fiscal years 1998 and 1999. The amounts of such deferred compensation are deemed to be invested in "phantom shares" of the Company's Common Stock at the closing price of such stock on the last day of 1997, with amounts equal to dividends thereafter credited to Mr. Baxter as well. Such "phantom shares," which are forfeitable in the event of termination of Mr. Baxter's employment for cause but not in other circumstances, are reflected in the Summary Compensation Table above under the column "Restricted Stock."

     In March 1997, the Committee determined to grant to Mr. Baxter an option to purchase 72,000 shares of the Company's Common Stock (adjusted for the December 1997 Stock Split) under the Company's 1993 Plan. The Committee sought to provide an additional element of long-term compensation based on the Committee's review of general trends regarding compensation of executives in the securities industry and its subjective judgment that Mr. Baxter's targeted total compensation for 1997, and the portion composed of long-term incentives tied to the value of the Company's common stock, was low in relation to the practices of high-performing companies in the industry.

     Mr. Baxter also participates in the CAP, the terms of which are described above. Amounts deferred by Mr. Baxter during and with respect to 1997 under the CAP include both salary and incentive compensation.

     The foregoing report has been furnished by:

                          Richard G. Dooley, Chairman
                     Frank J. Macchiarola & Mark A. Wolfson

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000, the Standard & Poor's 500, the Lipper Analytical Brokerage Composite, and the Financial Service Analytics Brokerage Composite ("FSA Composite") Indices for the period of five fiscal years, commencing January 1, 1993 (based on prices at December 31, 1992), and ending December 31, 1997. Included in the graph this year are the FSA Composite and Standard & Poor's 500 Indices. The Company intends to discontinue use of the Russell 2000 and Lipper Analytical Brokerage Composite Indices in future years and to use the Standard & Poor's and FSA Composite Indices in lieu thereof because, in the Company's opinion, those indices will provide the Company's shareholders with a better benchmark of the Company's performance versus its peers in the brokerage industry.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
  JEFFERIES GROUP, INC.'S COMMON, RUSSELL 2000, STANDARD & POOR'S 500, LIPPER
                                   ANALYTICAL
                      BROKERAGE AND FSA COMPOSITE INDICES

                                                                                        LIPPER
                                                                          FSA         ANALYTICAL
                                                                       BROKERAGE      BROKERAGE
  MEASUREMENT PERIOD      'JEFFERIES    RUSSELL 2000                   COMPOSITE      COMPOSITE
 (FISCAL YEAR COVERED)   GROUP, INC.'      INDEX         S&P 500         INDEX          INDEX
1992                         100            100            100            100            100
1993                         166            119            110            130            134
1994                         152            117            112            111            113
1995                         243            150            153            152            154
1996                         418            175            189            221            231
1997                         851            214            251            420            457

* Normalized so that the value of the Company's Common Stock and each index was $100 on December 31, 1992, and assuming all dividends were reinvested.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Baxter does not have an employment contract with the Company. However, his Incentive Compensation Plan provides that if Mr. Baxter's employment is terminated for cause, he will forfeit any deferred amounts not yet payable as of the date of termination. In the event of Mr. Baxter's approved retirement, termination for other than cause, death or permanent disability, any deferred amounts not yet payable as of the date of such event shall be paid on their regularly scheduled payment date, or earlier at the discretion of the Compensation Committee.

     ITGI, a publicly held company which is a majority-owned subsidiary of the Company, has entered into an employment agreement with Scott P. Mason in 1997, in order to secure his services as President and Chief

Executive Officer of ITGI. The term of employment under the agreement extends through 2001, with annual renewals thereafter. The agreement provides for annual salary of $300,000 (subject to periodic review and raises), and an additional payment of $450,000 in each of 1997 and 1998. The agreement also provides for an annual incentive payment, the target amount of which is currently $450,000 in each of 1997 and 1998 and $900,000 per year thereafter, which is payable based upon achievement of growth in ITGI's earnings before income taxes. The agreement also provides for the grant to Mr. Mason of a five-year option to purchase one million shares of ITGI's Common Stock, exercisable at $22.175 per share (approximately $4.00 above the market price of ITGI's Common Stock at the time the terms of the option were agreed to and at the time the option was granted). The agreement also provides for payment of severance benefits to Mr. Mason. Benefits payable if employment is terminated by ITGI without cause or by Mr. Mason for good reason (as defined in his employment agreement) include (i) a lump sum payment equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year, (ii) a lump sum payment of two times the sum of salary plus fixed payment plus target annual incentive and
(iii) participation in welfare benefit and pension or retirement plans for two years following termination. Benefits payable if, in connection with a change in control or during the two years following such event, employment is terminated by ITGI without cause or by Mr. Mason for good reason (as defined in his employment agreement) are the same as in the preceding sentence except the multiplier referred to in clause (ii) will be three times rather than two times and the post-termination period referred to in clause (iii) will be three years rather than two years. In the event of death or disability, a benefit would be payable as a lump sum equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year plus, in the case of disability, periodic payments equal to 60% of base salary through age 65. The agreement provides for payment of a tax "gross-up" payment to Mr. Mason to offset any effects of golden parachute and certain other taxes on payments following a change in control. The agreement also restricts Mr. Mason from competing with ITGI for a period of six months or 18 months following termination of employment, the period depending on the nature of the termination.

                                  PENSION PLAN

     All employees of the Company prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Jefferies Group, Inc. Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits are payable under the Pension Plan for the lifetime of the participant, and are not subject to deduction for Social Security benefits or other offsets.

     Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. The maximum covered remuneration for 1997 is $160,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibilities.

     As of December 31, 1997, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company are: Mr. Baxter: $52,494; Mr. Bellucci: $40,412; Mr. Cunningham:
$67,757; Mr. Handler: $61,461; Mr. Klowden: $25,400; and Mr. Siegel: $54,708.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Jefferies has extended credit to certain of its Directors, Officers, employees and shareholders in connection with their purchase of securities on margin. Receivables from its Officers and Directors were $2,184,586 at December 31, 1997. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1997, in the ordinary course of business, Jefferies executed securities transactions on behalf of Tweedy, Browne Company L.P., a shareholder of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $62,595.

     During 1997, in the ordinary course of business, the Company's subsidiaries executed securities transactions on behalf of Guardian Life Insurance Company and its affiliates, shareholders of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $947,805.

     A transaction with Mr. Herrick, a Director of the Company, is described under the caption "Director Compensation."

     The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties. The Board of Directors has adopted a policy which provides that the Company will not enter into any transactions with its Directors, Officers, or affiliates (not including companies consolidated with it for financial reporting purposes), other than those related to compensation or expense reimbursement and other than those having terms no less favorable to the Company than could have been obtained from unaffiliated parties, unless approved by the Company's disinterested and independent Directors.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

     The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1997, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material (except as expressly provided herein).

     KPMG Peat Marwick LLP were the Company's independent auditors for the year ended December 31, 1997. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Shareholder approval is not sought in connection with this selection.

     A representative of KPMG Peat Marwick LLP, the independent auditors who examined the consolidated financial statements of the Company for 1997, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

               PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION
               TO INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK

     On January 28, 1998, the Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase to 100,000,000 the number of shares of the Company's Common Stock authorized for issuance, and directed that the amendment (the "Amendment") be submitted to a vote of shareholders at the Annual Meeting.

     Section 4 of the Company's Amended and Restated Certificate of Incorporation as currently in effect authorizes the issuance of 1,000,000 shares of Preferred Stock, par value of $.01 (none of which is outstanding), and 25,000,000 shares of Common Stock, par value of $.01. As of March 20, 1998, 20,783,495 shares of the Company's Common Stock were issued, of which 1,999,701 were held as treasury shares of the Company. Approximately 1,830,000 shares of the Company's Common Stock have been reserved for issuance pursuant to various employee compensation and benefit plans of the Company and of the Company's subsidiaries. The Board of Directors believes the number of authorized shares of Common Stock should be increased to make available additional shares for possible stock dividends, stock splits, employee benefit plan issuances, acquisitions, financings and for such other corporate purposes as may arise. Therefore, the Board of Directors has approved and recommends to shareholders an increase in the number of shares of authorized Common Stock of the Company to an aggregate of 100,000,000 in accordance with the Amendment.

     Other than as set forth above, the Company has no specific plans currently calling for issuance of any of the additional shares of the Company's Common Stock. The rules of the New York Stock Exchange currently require shareholder approval of issuances of Common Stock under certain circumstances, including those in which the number of shares to be issued is equal to or exceeds 20% of the voting power outstanding. All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Under the Company's Amended and Restated Certificate of Incorporation, shareholders do not have preemptive rights. Accordingly, the rights of existing shareholders may, depending on how additional shares of Common Stock are issued, be diluted by their issuance. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO 100,000,000.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                           INCORPORATION BY REFERENCE

     Certain financial and other information has been provided in the Annual Report on Form 10-K delivered with this Proxy Statement. The following sections of the Annual Report are hereby incorporated by reference: "Supplementary Financial Information," "Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures About Market Risk."

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy material relating to the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices in Los Angeles, California at the address set forth on the first page hereof, no later than December 2, 1998. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 1999 Annual Meeting of Shareholders, any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-Laws at that time in effect.

                                          For the Board of Directors,

                                          Jerry M. Gluck, Secretary

March 30, 1998

                                                             PRELIMINARY COPY


                             JEFFERIES GROUP, INC.

                        PROXY/VOTING DIRECTION CARD FOR
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 12, 1998

                THIS PROXY/VOTING DIRECTION IS SOLICITED BY THE
                       BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Frank E. Baxter, Tracy G. Herrick and Michael
L. Klowden, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Jefferies Group, Inc., held of record by the undersigned on March 20, 1998 or which the undersigned would be otherwise entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 1998 and any adjournment thereof, upon all matters that may properly come before the meeting. ALL SHARES VOTABLE BY THE UNDERSIGNED, INCLUDING SHARES HELD OF RECORD BY AGENTS OR TRUSTEES FOR THE UNDERSIGNED AS PARTICIPANTS IN THE JEFFERIES GROUP, INC. EMPLOYEE STOCK OWNERSHIP PLAN, EMPLOYEE PROFIT SHARING PLAN AND EMPLOYEE STOCK PURCHASE PLAN, WILL BE VOTED BY THE PROXIES NAMED ABOVE IN THE MANNER SPECIFIED ON THE REVERSE SIDE OF THIS CARD, AND SUCH PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Management recommends a vote FOR the election of Directors and FOR amendment of the Company's Certificate of Incorporation.

1.   ELECTION OF DIRECTORS:
     Frank E. Baxter, Richard G. Dooley, Richard B. Handler, Tracy G. Herrick, Raymond L. Killian, Jr., Michael L. Klowden, Sheldon B. Lubar,
     Frank J. Macchiarola, Mark A. Wolfson

2. APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES.

                (continued and to be signed on the reverse side)


-------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS EXAMPLE.


This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted
FOR election of Directors and FOR the approval of the amendment of the Certificate of Incorporation to increase the authorized shares.


                               FOR    WITHHELD
1.   Election of Directors.    [ ]       [ ]
     (See reverse)

                                         FOR    AGAINST    ABSTAIN
2.   Approval of the amendment of the    [ ]      [ ]        [ ]
     Certificate of Incorporation to
     increase the authorized shares.

For, except withheld from the following nominees:

---------------------------------------------------------------------

                      The undersigned acknowledges receipt of the Annual Report on Form 10-K, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and hereby revokes all previously granted proxies.

                      (Please sign exactly as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)


                      _________________________________________________________


                      _________________________________________________________
                      Signature(s)                              Date